EXHIBIT 99.1

   Investor Contact:                     STILWELL
      Landon H. Rowland (816-218-2416)   FINANCIAL INC.
      Chairman, President and CEO
                                                     920 Main Street, 21st Floor
                                                    Kansas City, Missouri  64105

                                                                NYSE Symbol:  SV
                                            Release No. 2001-18    July 13, 2001


                                 {News Release}

                          STILWELL FINANCIAL INC. FILES
                        REGISTRATION STATEMENT RELATED TO
                          ZERO-COUPON CONVERTIBLE DEBT

                                    (Page 1)

Kansas City, Missouri

         Stilwell Financial Inc. ("Stilwell" or the "Company"; NYSE: SV) today filed with the Securities and Exchange Commission a registration statement for the resale of previously issued zero-coupon convertible senior notes due April 30, 2031 ("notes"). The registration statement also includes the shares of common stock of Stilwell into which the notes are convertible. The notes were originally issued on April 30, 2001 in a private placement to qualified institutional buyers. The filing of this registration statement is required by the registration rights agreement entered into by Stilwell with the initial purchaser of the notes.

         A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted before the time the registration statement becomes effective. This notice shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

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         Stilwell is a diversified, global financial services company with operations through its subsidiaries and affiliates in North America, Europe and Asia. The primary entities comprising Stilwell are Janus Capital Corporation, an approximately 90.3% owned subsidiary; Berger LLC, of which Stilwell owns 100% of the preferred limited liability company interests and approximately 87% of the regular limited liability company interests; Nelson Money Managers Plc, an 80% owned subsidiary; and DST Systems, Inc., an equity investment in which Stilwell holds an approximate 33% interest.

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                              ............. The End